Exhibit 21

LIST OF SUBSIDIARIES

1.	Solar Power, Inc., a California corporation (“SPI”) is a direct subsidiary of the Company.

2.
The following wholly owned subsidiaries of SPI are indirect subsidiaries of the Company: Solar Power Integrators, Residential, Inc., a California corporation; Solar Power Integrators, Commercial, Inc., a California corporation; International Assembly Solutions, Limited, a Hong Kong corporation (“IAS”); and indirectly IAS Electronics (Shenzen), Ltd., a corporation of the Peoples Republic of China (“IAS China”), which is the wholly-owned subsidiary of IAS.